Exhibit 99.1
FOR IMMEDIATE RELEASE

NEXMED REPORTS FIRST QUARTER FINANCIAL RESULTS

Robbinsville, NJ, May 10, 2005—NexMed, Inc. (NASDAQ: NEXM), a developer of innovative pharmaceutical products based on its proprietary NexACT® transdermal drug delivery technology, today announced first quarter 2005 results. For first quarter 2005, NexMed’s net loss was $4,624,270 or $.09 per share, as compared to $3,981,566, or $.10 per share for the first quarter 2004. The increase in net loss is primarily attributable to the increase in research and development expenses related to the NM100060 anti-fungal program and other NexACT®-based products development programs.

2005 Highlights
The Company announced that it has completed testing of 60 patients with no drop-outs in its U.S. Phase 1 study of NM100060, NexMed’s proprietary nail lacquer treatment for onychomycosis (nail fungal infection). The study is double-blind, randomized, parallel designed to assess the safety and pharmacokinetics of NM100060. In the study, the nail lacquer was applied twice a day for 28 days by patients with onychomycosis. NM100060 incorporates terbinifine, which is the active drug in the leading oral anti-fungal drug, with the NexACT® technology. The clinical data generated is currently being reviewed and will be shared with FDA when completed.

NexMed announced that it has completed testing for its 400-patient study for Femprox® in China. The study is double-blind, placebo-controlled and randomized, and designed to test the efficacy and safety of Femprox® cream in women diagnosed with female sexual arousal disorder. Femprox® is topically applied and incorporates alprostadil with the NexACT® permeation enhancer. Top-line results will be available during the second quarter of 2005.

Conference Call
NexMed management will host a conference call today at 10:30 AM ET, May 10, 2005 during which management will review first quarter accomplishments and financial results. The call can be accessed in the U.S. by dialing 877-407-9205 and outside of the U.S. by dialing 201-689-8054, and asking the conference operator for the NexMed Conference Call. Replay is available at the same phone numbers at the pass codes 286 and 151429 for the U.S. and outside the U.S., respectively. The conference call will also be Webcast live at http://www.vcall.com/clientPage.asp?ID=91804.

About NexMed, Inc.
NexMed, Inc. is an emerging drug developer that is leveraging its proprietary drug technology to develop a significant pipeline of innovative pharmaceutical products to address large unmet medical needs. Its lead NexACT® product under development is the Alprox-TD® cream treatment for erectile dysfunction. The Company is also working with various pharmaceutical companies to explore the incorporation of NexACT® into their existing drugs as a means of developing new patient-friendly transdermal products and extending patent lifespans and brand equity.

Statements under the Private Securities Litigation Reform Act: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including but not limited to its ability to enter into partnering agreements or raise financing on acceptable terms, successful completion of clinical development programs, regulatory review and approval, product development and acceptance, manufacturing, competition, and/or other factors, some of which are outside the control of the Company.

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Contacts:	Media:	Investor Relations:
Deborah Carty NexMed, Inc. (609) 208-9688, ext: 159	Wendy Lau Noonan Russo (212) 845-4239	Janet Dally Montridge, LLC (203) 894-8038
dcarty@nexmed.com	Wendy.Lau1@eurorscg.com	jdally@montridgellc.com